Exhibit 99.1

CHICAGO Federal Home Loan Bank	News Release

FOR IMMEDIATE RELEASE	Contacts: Nancy Schachman 312.552.1740
April 18, 2006	David Feldhaus 312.565.5369

Chicago Federal Home Loan Bank Announces Plans on

Stock Redemptions, Retained Earnings, and Dividends

Chicago, Ill. -- The Chicago Federal Home Loan Bank today announced plans to move forward on key initiatives affecting capital stock redemptions for member-investors, and the Bank's retained earnings, dividends, and long-term business strategies. The announcement follows recent review and approval of the Bank's proposed Retained Earnings and Dividend Policy, Revised Business Strategies, and Application to Issue Subordinated Debt by the Bank's regulator, the Federal Housing Finance Board.

To facilitate the resumption of capital stock redemptions, the Bank plans to issue $1 billion of 10-year subordinated bonds by the end of June 2006. Proceeds from the sale of the bonds would be used to redeem $1 billion of stock held by members in excess of the minimum amount required as a condition of membership. The Bank plans to redeem additional excess stock by December 2006, and in 2007 and 2008 if necessary, to meet member demand for redemptions. The subordinated debt will be included in the calculation of compliance with the Bank's regulatory leverage requirement, subject to phase-outs beginning in year six.

The bonds would be the sole obligation of the Bank. They would not be FHLB "consolidated obligations," which are the joint and several liability of all twelve Federal Home Loan Banks. As subordinated bonds, they would rank junior in priority of payment to other Bank liabilities.

To continue the Bank's progress in building retained earnings, the Board of Directors has revised the Bank's retained earnings and dividend policy with approval from the Finance Board. The revised policy spells out a minimum amount of net earnings to be retained and limits on dividend payouts for the years 2006 through 2009.

"The resumption of excess stock redemptions enabled by the issuance of subordinated debt will provide our members with liquidity for their excess stock holdings and add stability to our capital structure," said Mike Thomas, President and CEO of the Chicago Federal Home Loan Bank. "The adoption of the retained earnings and dividend policy should provide members with a dividend return over time consistent with the Bank's basic value proposition as a source of liquidity and funding to members. In combination, we believe these changes provide a strong financial foundation for the innovation and expansion of the products and services we offer our member financial institutions who provide much-needed housing finance and community development funding in Illinois and Wisconsin."

The Bank's retained earning and dividend policy is designed to provide protection to stockholders against risks incurred in the Bank's business and a cushion against income fluctuation caused by GAAP accounting, and to contribute to a strong capital base. To accomplish this, the policy requires minimum additions to retained earnings for each of the years 2006 through 2009 of a fixed dollar amount plus a percentage of the Bank's earnings. During this time, the policy limits the percentage of earnings payable as dividends.

Under this policy, the Bank expects that its dividend rate in 2006 will be between 3% and 3.5%. The dividend rate in future years will depend on a number of factors, including future earnings and the final terms, if adopted, of the new capital regulation proposed by the Finance Board on March 8, 2006.

The Board of Directors also declared a cash dividend at an annualized rate of 3.10%, based on the Bank's financial results for the first quarter of the 2006. The dividend will be paid on May 15.

The Bank's revised business strategies include plans to continue to enhance the Bank's value to members through revised collateral requirements and pricing for advances, develop new advance products, and continue the evolution of the Mortgage Partnership Finance® Program through the development of off-balance sheet methods for funding Program assets.

Further information can be found in the Bank's 8-K filing with the SEC, dated April 18, 2006, available through the Bank's website at www.fhlbc.com under "Publications."

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The Chicago Federal Home Loan Bank is a government sponsored enterprise providing housing finance to over 880 member commercial banks, savings institutions, credit unions and insurance companies in Illinois and Wisconsin. With more than $80 billion in assets, the Bank offers floating and fixed-rate loans, the Mortgage Partnership Finance® Program and related products to finance home mortgage portfolios. The Bank also offers funding for affordable housing and community development activities.

This news release contains forward-looking statements which are based upon our current expectations and speak only as of the date hereof. These statements may use forward-looking terms, such as "expects", "believes", "plans" or their negatives or other variations on these terms. Forward-looking statements by their nature involve risk or uncertainty that could effect the extent to which a particular objective, projection, estimate, or prediction is realized and actual financial performance could differ materially from that expressed or implied in these forward-looking statements. The Bank assumes no obligation to update any forward-looking statements made in this release.

"Mortgage Partnership Finance" is a registered trademark of the Federal Home Loan Bank of Chicago.

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